Exhibit 5.1

May 23, 2013

Apricus Biosciences, Inc.

11975 El Camino Real, Suite 300

San Diego, California 92130

Ladies and Gentlemen:

We have acted as special Nevada counsel to Apricus Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the offering and sale of an aggregate of (i) 6,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and, pursuant to the exercise by the Underwriters (as defined below) of their over-allotment purchase right, up to 900,000 additional shares of Common Stock (together with the Firm Shares, the “Shares”) and (ii) warrants (the “Firm Warrants”) which can be exercised to purchase 3,000,000 shares of Common Stock and, pursuant to the exercise by the Underwriters of their over-allotment purchase right, warrants (together with the Firm Warrants, the “Warrants”) which can be exercised to purchase up to 450,000 additional shares of Common Stock. The shares of Common Stock to be issued by the Company upon exercise of the Warrants are hereinafter referred to collectively as the “Warrant Shares”. The Shares and the Warrants are being offered and sold pursuant to that certain Underwriting Agreement, dated as of May 23, 2013 (the “Underwriting Agreement”), by and between the Company and Lazard Capital Markets LLC, as representative of the several underwriters named in Schedule C thereto (collectively, the “Underwriters”), as described in the Company’s Registration Statement on Form S-3 (File No. 333-178832) (as amended and supplemented through and including the date hereof, including by the preliminary prospectus supplement dated May 22, 2013, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being furnished at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuances of the Shares, the Warrants and the Warrant Shares as contemplated by the Underwriting Agreement and as described in the Registration Statement. For purposes of this opinion letter, we have assumed that the Shares, the Warrants and the Warrant Shares will be issued in accordance with the applicable terms and conditions of the Underwriting Agreement and the Registration Statement and, except to the extent set forth in the opinions expressed below, we have assumed all such proceedings have been or will be timely completed in the manner presently proposed and such issuances have been or will be in compliance with applicable law.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Underwriting Agreement, the form of the Warrants, the articles of incorporation and bylaws of the Company, and such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate. We have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate as to factual matters material to our opinions.

bhfs.com	100 North City Parkway, Suite 1600 Las Vegas, NV 89106-4614 main 702.382.2101 Brownstein Hyatt Farber Schreck, LLP

Apricus Biosciences, Inc.

May 23, 2013

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each document we have reviewed has been or will be duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (ii) the obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (iii) the statements of fact and representations and warranties set forth in the documents we have reviewed are true and correct; (iv) each natural person signing a document has sufficient legal capacity to do so; (v) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (vi) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1. The Shares have been duly authorized by the Company and, when and to the extent issued and sold in accordance with the terms of, and in the manner contemplated by, the Underwriting Agreement, including payment in full to the Company of all consideration required therefor, and as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

2. The Warrant Shares have been duly authorized by the Company and, when and to the extent issued in accordance with the terms of, and in the manner contemplated by, the Underwriting Agreement and the Warrants, including the due and proper exercise of the Warrants and payment in full to the Company of the exercise price and other consideration for the Warrant Shares as required thereunder, and as described in the Registration Statement, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP